EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
October 23, 2025	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES THIRD QUARTER 2025 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended September 30, 2025.

“Throughout 2025, the Federal Home Loan Bank of New York has continued to meet our members’ needs, providing on-demand funding to help them better serve their customers and communities,” said Randolph C. Snook, president and CEO of the FHLBNY. “The certainty of our funding is at the center of our foundational liquidity mission, and we remain focused on delivering on this mission every day.”

Highlights from the third quarter of 2025 include:

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Net income for the quarter was $159.7 million, a decrease of $23.7 million, or 12.9%, from net income of $183.4 million for the third quarter of 2024. Net interest income for the quarter was $212.0 million, a decrease of $25.2 million, or 10.6%, from $237.2 million in the third quarter last year. The decrease in net interest income was driven by a decrease of 90 basis points on yield on average earning assets and a decrease of $10.4 billion in average advances balances from the prior year period. Non-interest income decreased by $3.2 million in the third quarter of 2025 compared with the prior year’s quarter. Non-interest expense decreased by $1.7 million to $66.7 million in the third quarter of 2025.

•	Return on average equity (“ROE”) for the quarter was 7.65% (annualized), compared to ROE of 8.29% for the third quarter of 2024.

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As of September 30, 2025, total assets were $155.4 billion, a decrease of $4.9 billion, or 3.1%, from total assets of $160.3 billion at December 31, 2024. As of September 30, 2025, advances (par amount) were $96.4 billion, a decrease of $10.1 billion, or 9.5%, from $106.5 billion at December 31, 2024.

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As of September 30, 2025, total capital was $8.1 billion, a decrease of $0.3 billion from total capital of $8.4 billion at December 31, 2024. The FHLBNY’s retained earnings increased by $0.1 billion to $2.6 billion as of September 30, 2025, of which $1.3 billion was unrestricted and $1.3 billion was restricted. At September 30, 2025, the FHLBNY was in compliance with its regulatory capital ratios and liquidity requirements.

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The FHLBNY allocated $17.8 million from its third quarter 2025 earnings for its Affordable Housing Program. The FHLBNY set aside an additional $9.5 million from the quarter’s earnings for voluntary contributions to affordable housing and community development initiatives.

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The FHLBNY expects to file its Form 10-Q for the third quarter of 2025 with the U.S. Securities and Exchange Commission on or before November 7, 2025.

Selected Balance Sheet Items (dollars in millions)
	September 30,	December 31,
	2025	2024	Change

Advances	$96,219	$105,838	$(9,619)
Mortgage loans held for portfolio	2,560	2,345	215
Mortgage-backed securities	20,638	19,397	1,241
Liquidity assets	33,011	30,344	2,667
Total assets	$155,434	$160,300	$(4,866)

Consolidated obligations	$143,299	$148,411	$(5,112)
Capital stock	5,582	6,014	(432)
Unrestricted retained earnings	1,292	1,286	6
Restricted retained earnings	1,303	1,209	93
Accumulated other comprehensive income (loss)	(48)	(100)	52
Total capital	$8,129	$8,410	$(281)

Capital-to-assets ratio (GAAP)	5.23%	5.25%
Capital-to-assets ratio (Regulatory)	5.27%	5.31%

Operating Results (dollars in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change

Total interest income	$1,850.3	$2,316.6	$(466.3)	$5,567.6	$6,916.0	$(1,348.4)
Total interest expense	1,638.3	2,079.4	(441.1)	4,926.1	6,166.1	(1,240.0)
Net interest income	212.0	237.2	(25.2)	641.5	749.9	(108.4)
Provision (Reversal) for credit losses	(0.3)	0.1	(0.4)	(0.2)	(0.7)	0.5
Net interest income after provision for credit losses	212.3	237.1	(24.8)	641.7	750.6	(108.9)
Non-interest income (loss)	31.9	35.1	(3.2)	72.0	88.2	(16.2)
Non-interest expense	66.7	68.4	(1.7)	193.1	188.5	4.6
Affordable Housing Program assessments	17.8	20.4	(2.6)	52.1	65.1	(13.0)
Net income	$159.7	$183.4	$(23.7)	$468.5	$585.2	$(116.7)

Return on average equity	7.65%	8.29%		7.48%	9.09%
Return on average assets	0.39%	0.43%		0.38%	0.46%
Net interest margin	0.52%	0.56%		0.52%	0.59%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of September 30, 2025, the FHLBNY serves 334 financial institutions and housing associates in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the FHLBNY is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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